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                 FORM 15 FOR SEAWAY FINANCIAL CORPORATION


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

     Commission File Number:   33-20685

                       SEAWAY FINANCIAL CORPORATION
            (Exact name of registrant as specified in charter)

   200 SOUTH RIVERSIDE AVENUE, ST. CLAIR, MICHIGAN 48079  (810) 329-2244
     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                       COMMON STOCK, $1.00 PAR VALUE
         (Title of each class of securities covered by this Form)

                                   NONE
     (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]

Rule 12g-4a(a)(1)(ii)    [ ]

Rule 12g-4(a)(2)(i)      [ ]

Rule 12g-4(a)(2)(ii)     [ ]

Rule 12h-3(b)(1)(i)      [X]

Rule 12h-3(b)(1)(ii)     [ ]

Rule 12h-3(b)(2)(i)      [ ]

Rule 12h-3(b)(2)(ii)     [ ]

Rule 15d-6               [X]

     Approximate number of holders of record as of the certification or notice date: 1





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     Pursuant to the requirements of the Securities Exchange Act of 1934
Seaway Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 3, 1997              By:  /S/ ALBERT T. POTAS
                                            Albert T. Potas

                                   Title: Senior Vice President and
                                          Controller
                                          Old Kent Financial Corporation
                                          (successor by merger to Seaway
                                          Financial Corporation)